AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1997

                                                Registration No. 33-93144

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT NO. 1 TO THE
                         FORM S-8 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             Workforce Systems Corp.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Florida                                   65-0353816
            -------                                   ----------
  (State of Incorporation                 (I.R.S. Employer Identification No.)
   or other Jurisdiction)

                        8870 Cedar Springs Lane, Suite 5
                           Knoxville, Tennessee 37923
                ------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)

                             Workforce Systems Corp.
                          STOCK COMPENSATION AGREEMENTS
                          -----------------------------
                              (Full title of Plan)

                            Charles B. Pearlman, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                                  305-763-1200
             -------------------------------------------------------
            (Name, Address and Telephone Number for Agent of Service)
                                 ______________

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ______________

      THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                  The date of this Prospectus is May 29, 1997.

The Section entitled "Stock Compensation Agreements - General" is hereby amended in its entirety as follows:

      On May 22, 1995 the Company entered into a Stock Compensation Agreement with Lester Gann whereby the Company agreed to issue an aggregate of 22,500 shares of its Common Stock as compensation for services to be rendered by Mr. Gann in connection with the internalization and expansion of the manufacturing of thawing trays under the Naturale Agreement. In May 1995 the Company entered into a Stock Compensation Agreement with LAN Systems Corp. and its principal, Michael Hodges, whreby the Company agreed to issue 5,850 shares of its Common Stock in payment for certain computer consulting services related to the establishment and maintenance of the Company's computer systems. On June 1, 1995 the Company entered into a Stock Compensation Agreement with The Merlin Group, Inc. and its authorized agent Steven T. Dorrough (who consults with the Company and is the spouse of one of its directors and principal shareholders) whereby the Company agreed to pay The Merlin Group, Inc. 125,000 shares of its Common Stock as compensaiton for the services related to the acquisition of IFR and the manufacturing facility and the Company has engaged Infinity Financial Group, Inc. and Joseph Vazquez, its President and Principal, to locate, evaluate and assit it in the negotiations for the acquistions of one or more additional subsidiaries for the Company and as compenation for such services the Company agreed to issue a retainer of 30,000 shres of Common Stock.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 33-93144 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, Tennessee this 28th day of May, 1997.


                                    Workforce Systems Corp.

                                    By: /s/ Ella Boutwell Chesnutt
                                        --------------------------
                                          Ella Boutwell Chesnutt,
                                          President


      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-93144 on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.


/s/ Ella Boutwell Chesnutt    Director          May 28 , 1997
--------------------------
Ella Boutwell Chesnutt


/s/ Jayme Dorrough            Director          May 28, 1997
--------------------------
Jayme Dorrough